SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of May ___, 2017, by and among David Ratner (“Employee”), Syniverse Technologies, LLC, a Delaware limited liability company (the “Employer”) and Syniverse Corporation, a Delaware corporation (the “Company”). Employee, the Employer, and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

BACKGROUND

WHEREAS, the Company and Employee are currently parties to an Employment Agreement with an effective date of January 21, 2016 (the “Employment Agreement”); and

WHEREAS, the Parties have agreed that, as of June 1, 2017 (being referred to herein the “Separation Date”), Employee will terminate from his position as Executive Vice President – Chief Product Officer, as well as from any other offices and positions of the Company, the Employer, and their affiliates; and

WHEREAS, the Parties now wish to enter into this Agreement regarding the terms of Employee’s separation from employment with the Employer and its affiliates.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, the Parties agree as follows:

1.Separation from the Employer. Effective as of the Separation Date, Employee will cease to be employed by the Employer and its affiliates, and will cease to hold any other offices and positions of the Company, the Employer, and their subsidiaries and affiliates. The Parties acknowledge and agree that, for purposes of the Employment Agreement the termination of Employee’s employment with Employer shall be considered a termination by the Company without Cause (as defined in the Employment Agreement). Employee acknowledges and agrees that through the date of the execution of this Agreement, the Company and the Employer have met all of their obligations under the Employment Agreement and any agreements, plans, and arrangements with Employee governing his employment and/or compensation or benefits. Employee acknowledges and admits that he has been paid all wages, bonuses, accrued benefits and other amounts due to him through the date of execution of this Agreement. The Parties agree that, except for: (a) any unpaid wages as of the Separation Date; (b) any accrued, unused paid time off as of the Separation Date; and (c) the separation benefits specifically set forth in Section 2 of this Agreement, neither the Employer nor the Company owes any additional amounts to Employee for wages, overtime payments, commissions, back pay, severance pay, bonuses, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. Employee further acknowledges and agrees that he has received proper notice of his option to continue his medical and dental insurance pursuant to coverage continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and of his obligation to make timely monthly premium payments to continue such coverage. This Agreement is intended to, and does settle and resolve, all claims of whatever nature that Employee might have against the Employer and the Company for whatever reason as of the date of execution of this Agreement.
2.Separation Benefits. Subject to Section 7(a), Employer shall pay or provide to Employee the following payments and benefits (collectively, the “Separation Benefits”), in each case less applicable withholding taxes and other required items:

(a)    Pursuant to Section 4(d)(i) of the Employment Agreement, the Employer shall continue to pay Employee’s Base Salary (as defined in the Employment Agreement and payable at a rate of $400,000 per year) in accordance with the Employer’s general payroll practices (in effect from time to time) for a period commencing on the Separation Date and ending on the first anniversary thereof;
(b)    Pursuant to Section 4(d)(ii) of the Employment Agreement, the Employer shall pay Employee an amount equal to $300,000, which is his Target Bonus (as defined in the Employment Agreement) for the year ended December 31, 2017 (regardless of Company performance), on the same date Employer pays the 2017 annual bonus to its U.S. based employees (but in no event prior to January 1, or after March 31, 2018).
(c)    Pursuant to Section 4(d)(iii) of the Employment Agreement, if Employee makes a timely election for continuation coverage under COBRA with respect to the group health plans provided to Employee as of the Separation Date (the “Welfare Plans”), the Employer shall pay that portion of the COBRA premium that it pays for other senior executive employees with the same coverage for the shorter of (i) twelve (12) months and (ii) the period that Employee is eligible for COBRA continuation coverage;

(d)    Pursuant to Sections 4(d)(iv) and 4(d)(vi) of the Employment Agreement, with respect to the stock option (the ”Option”) granted pursuant to that certain Stock Option Agreement by and between Employee and the Company, dated as of March 9, 2016 (the “Option Agreement”), granted under the Company’s 2011 Equity Plan (the “2011 Equity Plan”), notwithstanding anything to the contrary in the Option Agreement, (i) fifty percent (50%) of the Option shall automatically become vested and exercisable (to the extent not otherwise then exercisable) on the Separation Date, and (ii) the Option shall not expire until the 181st day following the Separation Date and if the Separation Date occurs within the 180-day period immediately prior to the consummation of a Change in Control, than any portion of the Option that has not otherwise theretofore become vested and exercisable shall automatically become vested and exercisable as of the date of the Change in Control (subject to the consummation of such Change in Control); and

(e)    Pursuant to Sections 4(d)(v) and 4(d)(vi) of the Employment Agreement, with respect to the restricted stock units (the “RSUs”) granted pursuant to that certain Restricted Stock Unit Award Agreement by and between Employee and the Company dated as of March 9, 2016, granted under the 2011 Equity Plan (the “RSU Agreement”), notwithstanding anything to the contrary in the RSU Agreement, (i) seventy five percent (75%) of the RSUs shall automatically become vested (to the extent not otherwise vested) on the Separation Date and shall be settled in accordance with their terms, and (ii) the RSUs not otherwise vested shall not be forfeited and remain outstanding until the 181st days following the Separation Date and (A) if the Separation Date occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the RSUs that have not otherwise theretofore become vested shall automatically become vested as of the date of the consummation of the Change in Control (subject to the consummation of such Change in Control), and (B) if the Separation Date does not occur within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the RSUs that have not otherwise theretofore become vested shall be automatically forfeited by Employee for no consideration on the 181st day following the date of termination of Executive’s employment;

provided, however, that the continuation of such salary and benefits, any right to acceleration of vesting and exercisability of the Option and any right to the acceleration of vesting of the RSUs shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 of the Employment Agreement (including any material breach of the covenants contained in Section 5 or Section 6 of the Employment Agreement); provided, further, that Employee’s eligibility to participate in the Welfare Plans shall cease at such time as Employee is offered comparable coverage with a subsequent employer.

Without limiting Section 7, Employee acknowledges that any payments and benefits under Section 4 of the Employment Agreement (which the Parties acknowledge and agree are described in full in this Section 2) resulting from a termination of his employment with Employer are in lieu of any and all claims (including, without limitation, any claims for severance) that Employee may have against the Company, the Employer and their affiliates (other than (A) benefits under the Company’s employee benefit plans that by their terms survive termination of employment, (B) benefits under COBRA, (C) rights with respect to unreimbursed business expenses, if any, pursuant to Section 3(d) of the Employment Agreement, (D) rights to indemnification under certain indemnification arrangements for officers of the Company, and (E) rights with respect to indemnification and insurance pursuant to Section 24 of the Employment Agreement), and represent liquidated damages (and not a penalty).

3.Other Vested Benefits.
(a)    The Employer shall pay to Employee on the Separation Date any earned, unpaid wages through the Separation Date and unused, accrued paid time off days through the Separation Date.

(b)    Employee shall be entitled to any vested benefits he may have under the Employer’s 401(k) Plan that are applicable to him on the Separation Date. Such benefits will be in accordance with and subject to the applicable terms and conditions of such plan.

4.    Equity Compensation.

(a)    Employee acknowledges and agrees, as the Separation Date (and after taking into account the accelerated vesting described in Section 2(d) and (e))), but without regard to any vesting in connection with any Change in Control following the Separation Date), Employee will hold (i) vested options to purchase 180,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company, pursuant to the Stock Option Agreement (the Stock Option Agreement and RSU Agreement are collectively referred to herein as the “Equity Agreements”); and 67,500 vested RSUs granted to Employee pursuant to the RSU Agreement (such equity, together with any Unvested Equity (as defined below) that vests prior to the 181st day following the Separation Date, the “Vested Equity”); and (ii) (A) unvested options to purchase 180,000 Shares granted to Employee pursuant to the Stock Option Agreement; and (B) 22,500 unvested RSUs granted to Employee pursuant to the RSU Agreement (collectively, the “Unvested Equity”).

(b)    The Parties acknowledge and agree that (i) following the Separation Date, the Unvested Equity shall be eligible to vest solely in the event of a Change in Control within the 180- day period immediately following the Separation Date and, absent a Change in Control during such period, the Unvested Equity shall not vest and shall expire or be forfeited automatically in accordance with its terms, and (ii) except as specifically set forth in this Agreement, upon Employee’s termination, the Vested Equity and the Unvested Equity shall be treated in accordance with the 2011 Equity Plan and all other applicable plans or agreements relating thereto.

5.     Pre-Existing Obligations and Agreements. This Agreement contains the entire understanding between Employer and Employee and the Company regarding eligibility for and the payment of separation or severance benefits, and supersedes any and all prior representations and agreements regarding the subject matter of this Agreement. However, this Agreement does not modify, amend or supersede written Employer or Company agreements that are consistent with enforceable provisions of this Agreement, including, but not limited to the 2011 Equity Plan, the Equity Agreements, the Management Stockholders

Agreement dated April 6, 2011 between the Employee, the Company and certain other stockholders of the Company, and the Restrictive Covenants.

6.    Restrictive Covenants. Employee acknowledges and agrees that he is party to the Employment Agreement and the Equity Agreements, which contain certain protective covenants and obligations of Employee (collectively, as modified by this Section 6, the “Restrictive Covenants”). Employee hereby affirms the covenants and obligations set forth in the Employment Agreement and the Equity Agreements, and acknowledges and agrees to his continuing obligation to abide by such covenants and obligations. Notwithstanding the foregoing or anything to the contrary in the Employment Agreement or the Equity Agreements, the Parties acknowledge and agree that, to the extent any non-competition restrictions and/or restrictions on the solicitation of customers, suppliers, licensees or customers set forth in the Employment and/or Equity Agreements apply to Employee for any period of time following the Separation Date (collectively, the “Post-Separation Restrictions”), such Post-Separation Restrictions shall be construed solely to prohibit Employee from using or disclosing confidential information or trade secrets of the Company or any of its affiliates to engage in any of the activities covered by such Post-Separation Restrictions at any time following the Separation Date (and the Employment Agreement and Equity Agreements shall be deemed amended to the extent necessary to reflect this sentence). The Employer’s obligation to make or provide the Separation Benefits as provided in this Agreement shall cease if Employee violates any of the covenants and obligations set forth in the Employment Agreement or any of the Equity Agreements.

(a)    Enforcement of Restrictive Covenants. Without limiting the Company’s rights under the Employment Agreement and the Equity Agreements:
i.Rights and Remedies Upon Breach. In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants in the Employer’s and Company’s sole discretion, the Employer and the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer and the Company at law or in equity:

(A)    the right and remedy to enjoin, preliminarily and permanently, and without the necessity of proving actual damage or posting any bond, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Employer and the Company and that money damages would not provide an adequate remedy to the Employer or the Company; and

(B)    the right and remedy to require Employee to account for and pay over to the Employer and/or the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants; and

(C)    the right and remedy to require Employee to pay the reasonable attorneys’ fees incurred by the Employer and/or the Company in enforcing the Restrictive Covenants.

ii.    Severability. The Parties acknowledge and agree that the Restrictive Covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any Restrictive Covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other Restrictive Covenant or any other part or provision of this Agreement.

ii.     Reformation. If any portion of any Restrictive Covenant is found to be invalid or unenforceable by a court of competent jurisdiction for any reason, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Employer, the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(b)    Exceptions. Notwithstanding anything herein or in the Employment Agreement or Equity Agreements, Employee understands that (i) nothing herein is intended to or will prohibit Employee from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and (ii) pursuant to 18 U.S.C. Section 1833(b), (A) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) if Employee files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, he may disclose trade secrets to his attorney and use trade secret information in the court proceeding, if Employee (x) files any document containing trade secrets under seal and (y) does not disclose trade secrets, except pursuant to court order.

7.    Release/Disputes.

(a) In accordance with Sections 4(g) and 25(c) of the Employment Agreement, the provision of payment or benefit set forth in Section 2 are conditioned on Employee’s execution and non-revocation of a waiver and release of claims in the form attached hereto as Exhibit A (the “Release”), and the Release must be executed, and all revocation periods must have expired, within sixty (60) days after the Separation Date. No severance payments or benefits described in Section 2 shall be paid or provided prior to the Effective Date (as defined below) and, to the extent that, as of the sixtieth (60th) day following the Separation Date, Employee has (i) not executed the Release, (ii) revoked the Release, or (iii) the revocation period for the Release has not expired, no severance payment or benefit will be paid or provided to Employee pursuant to this Agreement. Any payments or benefits that would have been paid prior to the Effective Date but for this Section 7(a) shall be paid or provided by the Company prior to the sixtieth (60th) day following the Separation Date.

(b)    As of the date hereof, Employee represents and warrants that there are no pending or, to his knowledge, threatened claims, disputes, charges, litigation or similar actions initiated by, or otherwise related to his employment or otherwise relating to Employee and any employees or other service providers, suppliers or vendors of the Company or any of its affiliates.

8.     Termination and Recovery of Benefits and Remedies for Breach.

(a)    ADEA. In the event that Employee brings and prevails in an action against the Employer based on an ADEA claim released in the Release contemplated by Section 7, the Employer will be entitled to offset any recovery by the amounts paid under this Agreement or the amount recovered by Employee, whichever is less. In the event that the Employer prevails in such an action, the Employer will be entitled to all remedies authorized by applicable law.

(b)    All Other Claims. In the event that Employee brings an action against the Employer based on any other claim released in the Release contemplated by Section 7, the Employer may, at its option, and as applicable (i) stop making payments or providing benefits that would otherwise have been due under this Agreement; (ii) demand the return of any payments or benefits that have been made or provided under this Agreement; (iii) plead this Agreement in bar to any such action; (iv) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

(c)    Breach by the Employer. In the event that the Employer breaches this Agreement, Employee will be entitled to bring an action for breach of this Agreement but not for any claims released in the Release contemplated by Section 7. In the event that Employee prevails in such an action, Employee will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys’ fees.

9.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Employer:	Syniverse Technologies, LLC 8125 Highwoods Palm Way Tampa, FL 33647 Attention: Laura Binion
If to the Company:	Syniverse Corporation 8125 Highwoods Palm Way Tampa, FL 33647 Attention: Laura Binion
If to Employee:	David H. Ratner 854 Carmel Avenue Los Altos, CA 94022

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

10.    General Provisions.

(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(b)Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof. The Parties hereby acknowledge and agree that there have been no offers or inducements which have led to the execution of this Agreement other than as stated herein. Because this Agreement is the product of negotiations between the Parties, no

Party may be considered the drafter of the Agreement and no ambiguity in any provision shall be construed against any Party on account of that Party being considered the drafter of that provision or of the Agreement.
(c)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(d)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Employer, the Company and their respective successors and assigns provided that the rights and obligations of Employee under this Agreement shall not be assignable.
(e)Choice of Law; Forum. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Parties further agree that the sole and exclusive forum for litigating any disputes arising under the terms of this Agreement will be a court of competent jurisdiction in the State of California.
(f)Remedies. Each of the Parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employer, the Company and Employee.
(h)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Employer's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
(i)Cooperation. Employee agrees to cooperate with and assist the Employer and the Company by providing information relevant to matters as to which Employee gained knowledge while employed, including, without limitation, all matters involving litigation, and that, upon request and reasonable notice from the Employer and/or the Company, Employee will voluntarily, and without additional payment or requiring a subpoena or other process, meet with the Employer’s and/or the Company’s attorneys and other representatives, appear at hearings, depositions, trials, and other proceedings relating to such matters, and provide truthful written statements and testimony relating to such matters. The Employer and/or the Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses necessitated by Employee’s cooperation under this Section 10(i). If Employee is entitled to be reimbursed for any taxable expenses under this Section 10(i), and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31st of the year after the year in which the expense was incurred. Employee’s rights to payment or reimbursement of expenses pursuant to this Section 10(i) shall expire at the end of five

(5) years after the Separation Date. No right of Employee to reimbursement of expenses under this Section 10(i) shall be subject to liquidation or exchange for another benefit.
(j)Effective Date and Revocation. Employee shall have twenty-one (21) days to consider the Release prior to signing it. This Agreement will be enforceable and effective on the eighth (8th) day after Employee signs the Release and returns it to the Employer and the Company (the “Effective Date”); provided that, upon delivery of a timely notice of revocation of the Release, this Agreement will be null and void, and neither the Employer, the Company nor Employee will have rights or obligations under it.

The Release may not be revoked on or after the Effective Date. Employee agrees that, with the exception of an action to challenge Employee’s waiver of claims under the ADEA, should Employee ever attempt to revoke, rescind, void, or challenge this Agreement or the Release or if Employee ever attempts to make, assert, or prosecute any Claims included in the Release, Employee will as a condition precedent, (i) return any and all payments made to him under Section 2 of this Agreement, plus interest at the highest legal rate, and (ii) forfeit all shares and options received in connection with the vesting under Section 4 of this Agreement (and the proceeds from any sale of such shares (or the shares received upon exercise of options), plus interest at the highest legal rate). Furthermore, with the exception of an action to challenge Employee’s waiver of claims under the ADEA, if Employee does not prevail in an action to challenge this Agreement or the Release, to obtain an order declaring this Agreement to be null and void, or in any action against the Employer, the Company or any other Releasee (as defined in the Release) based upon a Claim which is covered by the Release, Employee shall pay to the Employer, the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Employee’s action. Nothing in this Agreement shall limit the Employer’s or the Company’s right to seek and obtain other remedies for breach of this Agreement or the Release.

(k)    Section 409A. This Agreement and the Employment Agreement shall be interpreted and administered in a manner consistent with Section 25 of the Employment Agreement and, in all cases, so that any amount or benefit payable hereunder (or thereunder) shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A”). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not warranted or guaranteed. Each installment payment under Section 2 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2) for purposes of Section 409A. No Releasee nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or any person or entity as a result of the application of Section 409A.

11.    Acknowledgement.

THE EMPLOYER AND THE COMPANY HEREBY ADVISE EMPLOYEE TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, THAT EMPLOYEE HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, THAT EMPLOYEE FULLY UNDERSTANDS THAT THE AGREEMENT IS FINAL AND BINDING, AND THAT EMPLOYEE HAS EXECUTED THE AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND WHATSOEVER. EMPLOYEE FURTHER ACKNOWLEDGES THAT THIS AGREEMENT AND THE RELEASE CONTAIN A RELEASE OF POTENTIALLY VALUABLE CLAIMS, AND THAT THE ONLY PROMISES OR

REPRESENTATIONS EMPLOYEE HAS RELIED UPON IN SIGNING THIS AGREEMENT ARE THOSE SPECIFICALLY CONTAINED IN THE AGREEMENT ITSELF.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SYNIVERSE TECHNOLOGIES, LLC

By:

Name:

Title:

SYNIVERSE CORPORATION

By:

Name:

Title:

DAVID H. RATNER

By:
Date:

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EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the payments and benefits described in that certain Separation Agreement (the “Separation Agreement”), entered into between myself, Syniverse Technologies, LLC, a Delaware limited liability company, and Syniverse Corporation, a Delaware corporation (together with any Subsidiaries and Affiliates as may employ me from time to time, and any successor(s) thereto, the “Company”), dated May , 2017, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (the “Release”):
1.    I acknowledge that the Company delivered this Release to me on ___________, 2017.
2.    I acknowledge that, but for my execution of this Release, I would not be entitled to receive the payments and benefits set forth in Section 2 of the Separation Agreement.
3.    I, and anyone claiming through me (including without limitation my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (including, without limitation, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Syniverse Coinvestment L.P., and their respective affiliates) (the “Releasees”), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my employment by the Company or any other Releasee, the termination of such employment, and any dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release, including but not limited to claims under the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employment Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the California Equal Pay Law; the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act; the California False Claims Act; the California Corporate Criminal Liability Act; and any other federal, state or local law, rule or regulation, or common law claim. This includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law. This Release does not include any claims for breach by the Company of its obligations under Section 4 of the Separation Agreement.
4.    I acknowledge that I have been advised by legal counsel and am familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”

I, being aware of said Code section, hereby expressly waive any rights I may have thereunder, as well as under any other statutes or common law principles of similar effect.
5.     By this Release, I not only release and discharge the Releasees from any and all claims as stated above, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release.
6.    I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.
7.    I UNDERSTAND THAT I HAVE TWENTY-ONE (21) DAYS (THE “CONSIDERATION PERIOD”) TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE. I ACKNOWLEDGE AND AGREE THAT THE CONSIDERATION PERIOD WILL NOT BE AFFECTED OR EXTENDED BY ANY CHANGES, WHETHER OR NOT MATERIAL, THAT MIGHT BE MADE TO THIS RELEASE. THE COMPANY HEREBY ADVISES ME OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THE RELEASE AND I ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND HAVE EITHER HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.
8.    I UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THIS RELEASE BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD BEGINNING ON THE DAY FOLLOWING THE DAY I SIGN THE RELEASE (THE “REVOCATION PERIOD”). IF I DO NOT REVOKE MY ACCEPTANCE OF THIS RELEASE WITHIN THE REVOCATION PERIOD, IT WILL BE LEGALLY BINDING AND ENFORCEABLE ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD.
9.     I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
10.     This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.
I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to the General Counsel of the Company.

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David H. Ratner
Date: _______________________________